Exhibit 23.3

RP® FINANCIAL, LC.

Serving the Financial Services Industry Since 1988

March 11, 2011

Boards of Directors

Carroll Community Bank

Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion for Carroll Community Bank, and in the Form S-1 Registration Statement for Carroll Bancorp, Inc., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights in such filings including the prospectus of Carroll Bancorp, Inc.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 1100 Arlington, VA 22201	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 www.rpfinancial.com